Exhibit 99.2


ACQUISITION BY NORTHWEST OF AIR PARTNERS' INTERESTS COMPLETED
-------------------------------------------------------------


      HOUSTON, November 20, 1998 - Continental Airlines (NYSE:
CAI.B and CAI.A) announced today that an affiliate of Northwest Airlines has completed its acquisition of certain equity of Continental Airlines previously held by Air Partners and its affiliates, together with certain Class A stock held by certain other investors, totaling 8,661,224 shares of Class A stock. The stock has been deposited into a voting trust and will be voted in the same proportion as the votes of other stockholders during the six year term of the voting trust, subject to limited exceptions. Certain partners and affiliates of Air Partners have retained ownership of 853,644 shares of Class A stock and have granted Northwest a limited proxy to vote those shares.

      In connection with the equity acquisition, Northwest has agreed to four additional years of restrictions on its ability to vote its stock after the expiration of the voting trust. Northwest has also agreed to the elimination of its previously negotiated right to have a designee elected to Continental's board, and has agreed to vote its stock during the next decade in favor of electing a majority of independent directors to Continental's board, subject to limited exceptions.

      "We are pleased that this transaction has closed, so that we can turn our full attention to the successful implementation of our global alliance with Northwest," said Continental's chairman and chief executive officer, Gordon Bethune. "The corporate governance agreements we have struck with Northwest give Continental a decade of independence. Continental's 43,000 employees worldwide will keep delivering a great, on-time product to our customers every day, and our customers will soon benefit from more destinations, more frequencies, better connections and a better frequent flyer program as a result of our alliance with Northwest."